Amerigroup Reports Q4 Net Income of $79.6 Million or $1.59 per Diluted Share

Full-Year Net Income of $273.4 Million or $5.40 per Diluted Share

VIRGINIA BEACH, Va., Feb. 18, 2011 /PRNewswire-FirstCall/ -- Amerigroup Corporation (NYSE: AGP) today announced that net income for the fourth quarter of 2010 was $79.6 million, or $1.59 per diluted share, versus net income of $40.2 million, or $0.79 per diluted share, for the fourth quarter of 2009.

For the year ended December 31, 2010, the Company's net income was $273.4 million, or $5.40 per diluted share, versus net income of $149.3 million, or $2.85 per diluted share, for the full-year 2009.

Highlights include:

  Annual membership increased 143,000 members to approximately 1.9 million at the end of the fourth quarter, an 8.0% increase year-over-year and essentially unchanged from the third quarter of 2010.
  Fourth quarter total revenues were $1.5 billion, a 10.2% increase over the fourth quarter of 2009, and a 0.5% increase over the third quarter of 2010.
  Health benefits expense was 80.4% of premium revenue for the fourth quarter of 2010.
  Selling, general and administrative expenses were 8.0% of total revenues for the fourth quarter of 2010.
  Cash flow provided by operations was $401.9 million for the full-year ended December 31, 2010 and $199.4 million for the three months ended December 31, 2010.
  Unregulated cash and investments were $248.6 million as of December 31, 2010 compared to $251.4 million as of September 30, 2010.
  Medical claims payable, as of December 31, 2010 totaled $510.7 million compared to $521.8 million as of September 30, 2010.
  Days in claims payable was 39, compared to 40 days in the previous quarter.
  The Company repurchased approximately 562,000 shares of its common stock during the fourth quarter for $24.4 million.   For the full year, the Company repurchased 3.75 million shares of its common stock for $138.5 million at an average price of $36.96.
  On February 1, 2011, the Company began serving STAR+PLUS members in Fort Worth, Texas, offering health care coverage on a full-risk basis to approximately 27,000 members. This expansion is a result of a competitive procurement whereby the Texas Health and Human Services Commission selected Amerigroup's Texas health plan as one of two plans to expand managed health care coverage to seniors and people with disabilities in the six-county service area surrounding Fort Worth.

"We are pleased with the quarter and gratified by the performance of our business.  We continue to help our members obtain the quality health care they need, while helping to save taxpayer dollars," said James G. Carlson, Amerigroup's chairman and chief executive officer.  "We achieved moderate medical cost trends during the year, in part due to effective management by our clinical teams and also due to a more benign environment for medical cost inflation.  We feel good about 2010 and are excited by the opportunities ahead."

Premium Revenue

Premium revenue for the fourth quarter of 2010 increased 10.3% to $1.5 billion compared to $1.4 billion in the fourth quarter of 2009.  Sequentially, premium revenue increased $8.0 million, or 0.5%.  The sequential increase primarily reflects the impact of rate increases in Georgia, Texas and Florida, partially offset by retroactive membership reductions and lower supplemental premium revenue associated with births.

In December, the Company received final confirmation of its rate increase in Georgia, which was retroactive to July 1, 2010.  The Company recognized approximately $0.09 earnings per diluted share in the fourth quarter of 2010 for the retroactive portion of the rate action associated with the third quarter, which included a premium rate increase and implementation of hospital pass-through payments.

For the year ended December 31, 2010, premium revenue increased 12.1% to $5.8 billion from $5.2 billion for the year ended December 31, 2009.

Investment Income and Other Revenues

Fourth quarter investment income and other revenues were $4.3 million versus $4.9 million in the fourth quarter of 2009, and compared to $5.0 million in the third quarter of 2010.  The sequential decline was the result of lower rates of return on short-term fixed income securities.

For the full-year 2010, investment income and other revenues were $22.8 million versus $29.1 million in 2009.

Health Benefits

Health benefits expense, as a percent of premium revenue, was 80.4% for the fourth quarter of 2010 versus 84.6% in the fourth quarter of 2009, and compared to 80.5% in the third quarter of 2010.  For the full-year 2010, the health benefits ratio was 81.6% compared to 85.4% for the full-year 2009.

The health benefits ratio declined slightly from the third quarter of 2010 to the fourth quarter.  The benefit of favorable reserve development and premium rate increases received in the quarter offset normal seasonal increases in medical costs.  Medical cost trends remained at moderate levels during the fourth quarter of 2010, consistent with the Company's experience in the third quarter.

Favorable reserve development (net of associated accruals for experience rebate in Texas, applicable medical loss ratio floors, and other gain sharing arrangements with state customers) positively impacted the health benefits ratio in the fourth quarter by approximately 210 basis points compared to 180 basis points reported in the third quarter of 2010.  In addition, the effect of the retroactive rate increase in Georgia positively impacted the health benefits ratio by 30 basis points.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were 8.0% of total revenues for the fourth quarter of 2010 versus 7.7% in the fourth quarter of 2009, and compared to 7.1% for the third quarter of 2010.

Selling, general and administrative expenses increased sequentially due to variable compensation, costs associated with the expansion in Fort Worth, Medicare marketing, as well as spending for claim payment recoveries.

For the full-year 2010, the selling, general and administrative expense ratio was 7.8% compared with 7.6% for the full-year 2009.

Premium Taxes

Fourth quarter premium taxes were $38.9 million versus $33.2 million for the fourth quarter of 2009, and compared to $40.3 million in the third quarter of 2010.

For the full-year 2010, premium taxes were $143.9 million versus $134.3 million for the full-year 2009.

Balance Sheet Highlights

Cash and investments at December 31, 2010 totaled $1.7 billion of which $248.6 million was unregulated compared to $251.4 million of unregulated cash and investments at September 30, 2010.  During the quarter, the Company repurchased approximately 562,000 shares of common stock for $24.4 million, pursuant to its ongoing share repurchase program.  For the full year, the Company repurchased 3.75 million shares of its common stock for $138.5 million at an average price of $36.96.

The debt to total capital ratio decreased to 17.4% as of December 31, 2010 from 18.2% as of September 30, 2010.

Medical claims payable as of December 31, 2010 totaled $510.7 million compared to $521.8 million as of September 30, 2010.  Days in claims payable represented 39 days of health benefits expense compared to 40 days in the previous quarter.

Included on page 10 is a table presenting the components of the change in medical claims payable for the years ended December 31, 2010 and December 31, 2009.

Cash Flow Highlights

Cash flow from operations totaled $401.9 million for the twelve months ended December 31, 2010 and $199.4 million for the three months ended December 31, 2010.  The key driver of cash flow in the quarter was solid earnings and accelerated collection of premium revenue in the quarter.

Fourth Quarter Earnings Call

Amerigroup senior management will discuss the Company's fourth quarter results on a conference call Friday, February 18, 2011 at 8:00 a.m. Eastern Time (ET).  The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call.  A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 35392107.  The replay will be available shortly after the conclusion of the call until Friday, February 25, at 11:59 p.m. ET.  The conference call will also be available through the investors' page of the Company's web site, www.amerigroupcorp.com, or through www.earnings.com.  A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About Amerigroup Corporation

Amerigroup, a Fortune 500 Company, coordinates services for individuals in publicly funded health care programs. Serving more than 1.9 million members in 11 states nationwide, Amerigroup accepts all eligible people regardless of age, sex, race or disability. The Company's product offerings do not utilize any individual underwriting nor deny coverage due to pre-existing medical conditions. Amerigroup is dedicated to offering real solutions that improve health care access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers.www.realsolutions.com. Click here for more information about Amerigroup Corporation.

Forward-Looking Statements

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, including statements regarding moderating medical cost trends and our growth opportunities.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: our inability to manage medical costs; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; local, state and national economic conditions, including their effect on the rate-setting process and timing of payments; the effect of government regulations and changes in regulations governing the health care industry, including the impact of recently enacted health care reform legislation; changes in Medicaid and Medicare payment levels and methodologies; increased use of services, increased cost of individual services, epidemics, pandemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of health care use; our ability to maintain and increase membership levels; our ability to enter into new markets or remain in existing markets; changes in market interest rates or any disruptions in the credit markets; our ability to maintain compliance with all minimum capital requirements; liabilities and other claims asserted against us; demographic changes; the competitive environment in which we operate; the availability and terms of capital to fund acquisitions, capital improvements and maintain capitalization levels required by state agencies; our ability to attract and retain qualified personnel; the unfavorable resolution of new or pending litigation; and catastrophes, including acts of terrorism or severe weather.

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission ("SEC") and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues:
Premium	$1,497,928	$1,357,683	$5,783,458	$5,158,989
Investment income and other	4,307	4,902	22,843	29,081
Total revenues	1,502,235	1,362,585	5,806,301	5,188,070
Expenses:
Health benefits	1,204,383	1,148,366	4,722,106	4,407,273
Selling, general and administrative	119,642	105,191	452,069	394,089
Premium taxes	38,935	33,200	143,896	134,277
Depreciation and amortization	8,696	8,299	35,048	34,746
Interest	4,011	3,867	16,011	16,266
Total expenses	1,375,667	1,298,923	5,369,130	4,986,651
Income before income taxes	126,568	63,662	437,171	201,419
Income tax expense	46,940	23,440	163,800	52,140
Net income	$79,628	$40,222	$273,371	$149,279

Diluted net income per share	$1.59	$0.79	$5.40	$2.85

Weighted average number of common
shares and dilutive potential common
shares outstanding	49,924,608	51,069,265	50,608,008	52,309,268

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.
	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
Premium revenue	99.7%	99.6%	99.6%	99.4%
Investment income and other	0.3	0.4	0.4	0.6
Total revenues	100.0%	100.0%	100.0%	100.0%
Health benefits [1]	80.4%	84.6%	81.6%	85.4%
Selling, general and administrative expenses	8.0%	7.7%	7.8%	7.6%
Income before income taxes	8.4%	4.7%	7.5%	3.9%
Net income	5.3%	3.0%	4.7%	2.9%

[1] The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

The following table sets forth the approximate number of members the Company served in each state as of December 31, 2010 and 2009.  Because the Company receives two premiums for members that are both in the Medicare Advantage and Medicaid products, these members have been counted twice in the states where we offer both plans.

	December 31,
	2010	2009
Texas[1]	559,000	505,000
Georgia	266,000	249,000
Florida	263,000	236,000
Tennessee	203,000	195,000
Maryland	202,000	194,000
New Jersey	134,000	118,000
New York	109,000	114,000
Nevada	79,000	62,000
Ohio	55,000	60,000
Virginia	40,000	35,000
New Mexico	21,000	20,000
Total	1,931,000	1,788,000

[1] Membership includes approximately 14,000 members under an ASO contract in 2010 and 13,000 in 2009.

The following table sets forth the approximate number of members in each of the Company's products as of December 31, 2010 and 2009.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	December 31,
Product	2010	2009
TANF (Medicaid)	1,373,000	1,255,000
CHIP	271,000	259,000
Aged, Blind and Disabled (Medicaid)[1]	197,000	196,000
FamilyCare (Medicaid)	71,000	63,000
Medicare Advantage	19,000	15,000
Total	1,931,000	1,788,000

[1]Membership includes approximately 14,000 members under an ASO contract in 2010 and 13,000 in 2009.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)
	December 31,	December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$763,946	$505,915
Short-term investments	230,007	137,523
Premium receivables	83,203	104,867
Deferred income taxes	28,063	26,361
Prepaid expenses, provider and other receivables and other	53,482	47,316
Total current assets	1,158,701	821,982

Property, equipment and software, net	96,967	101,002
Goodwill	260,496	249,276
Long-term investments, including investments on deposit for licensure	754,004	813,976
Other long-term assets	13,220	13,398
	$2,283,388	$1,999,634

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$510,675	$529,036
Unearned revenue	103,067	98,298
Accounts payable	7,023	4,685
Accrued expenses and other	230,076	127,278
Total current liabilities	850,841	759,297

Long-term debt	245,750	235,104
Other long-term liabilities	21,160	20,789
Total liabilities	1,117,751	1,015,190

Stockholders’ equity:
Common stock, $.01 par value	554	546
Additional paid-in capital, net of treasury stock	300,453	391,912
Accumulated other comprehensive income	627	1,354
Retained earnings	864,003	590,632
Total stockholders’ equity	1,165,637	984,444
	$2,283,388	$1,999,634

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)
	Twelve months ended
	December 31,
	2010	2009

Cash flows from operating activities:
Net income	$273,371	$149,279
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	35,048	34,746
Loss on disposal of property, equipment and software	354	585
Deferred tax (benefit) expense	(2,262)	818
Compensation expense related to share-based payments	19,635	15,936
Convertible debt non-cash interest expense	10,646	9,974
Gain on sale of intangible assets	(4,000)	-
Gain on sale of contract rights	-	(5,810)
Other	9,219	(167)
Changes in assets and liabilities increasing (decreasing) cash flows from operations:
Premium receivables	21,664	(18,272)
Prepaid expenses, provider and other receivables and other
current assets	(10,818)	(2,310)
Other assets	(691)	(1,146)
Claims payable	(18,361)	(7,071)
Unearned revenue	4,769	15,710
Accounts payable, accrued expenses and other current liabilities	61,967	(43,758)
Other long-term liabilities	1,408	(1,480)
Net cash provided by operating activities	401,949	147,034

Cash flows from investing activities:
Purchase of investments, net	(29,377)	(265,307)
Purchase of investments on deposit for licensure, net	(12,392)	(7,410)
Purchase of property, equipment and software	(29,463)	(29,738)
Proceeds from sale of intangible assets	4,000	-
Proceeds from sale of contract rights	-	5,810
Purchase of contract rights and other related assets	(13,420)	-
Net cash used in investing activities	(80,652)	(296,645)

Cash flows from financing activities:
Repayments of borrowings under credit facility	-	(44,318)
Change in bank overdrafts	40,890	(2,492)
Proceeds and tax benefits from exercise of stock options
and other, net	34,384	8,815
Repurchase of common stock shares	(138,540)	(69,751)
Net cash used in financing activities	(63,266)	(107,746)
Net increase (decrease) in cash and cash equivalents	258,031	(257,357)
Cash and cash equivalents at beginning of year	505,915	763,272
Cash and cash equivalents at end of year	$763,946	$505,915

AMERIGROUP CORPORATION AND SUBSIDIARIES
Components of the Change in Medical Claims Payable
(dollars in thousands)

	Twelve months ended	Twelve months ended
	December 31, 2010	December 31, 2009
Medical claims payable, beginning of period	$529,036	$536,107

Health benefits expenses incurred during period:
Related to current year	4,828,321	4,492,590
Related to prior years	(106,215)	(85,317)
Total incurred	4,722,106	4,407,273

Health benefits payments during period:
Related to current year	4,359,216	4,007,789
Related to prior years	381,251	406,555
Total payments	4,740,467	4,414,344

Medical claims payable, end of period	$510,675	$529,036

Health benefits expenses incurred during both periods were reduced for amounts related to prior years.  The amounts related to prior years include the impact of amounts previously included in the liability to establish it at a level sufficient under moderately adverse conditions that were not needed and the reduction in health benefits expenses due to revisions to prior estimates.

CONTACTS:
Investors: Julie Loftus Trudell
Amerigroup Corporation
Senior Vice President, Investor Relations
(757) 321-3597
jtrudell@amerigroupcorp.com

News Media: Maureen C. McDonnell
Amerigroup Corporation
Vice President, External Communications
(757) 473-2731
mmcdonn@amerigroupcorp.com

CONTACT:  Investors: Julie Loftus Trudell, Senior Vice President, Investor Relations, Amerigroup Corporation, +1-757-321-3597, jtrudell@amerigroupcorp.com, or News Media: Maureen C. McDonnell, Vice President, External Communications, Amerigroup Corporation, +1-757-473-2731, mmcdonn@amerigroupcorp.com